As filed with the Securities and Exchange Commission on November 26, 2025

Registration No. 333-288480

Registration No. 333-273355

Registration No. 333-232673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-288480)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-273355)

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-232673)

UNDER

THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3200514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Broadhollow Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

VERINT SYSTEMS INC. 2023 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the plan)

Peter Fante

Chief Administrative Officer

Verint Systems Inc.

225 Broadhollow Road

Melville, New York 11747

(Name and address of agent for service)

(631) 962-9600

(Telephone number, including area code, of agent for service)

With copies to:

Bradley C. Brasser

Jones Day

90 South Seventh Street

Suite 4950

Minneapolis, Minnesota 55402

782-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Verint Systems Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-288480, filed with the SEC on July 2, 2025, relating to the registration of shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) for issuance under the Verint Systems Inc. 2023 Long-Term Stock Incentive Plan (the “2023 Plan”);

•	Registration Statement No. 333-273355, filed with the SEC on July 20, 2023, relating to the registration of shares of Common Stock for issuance under the 2023 Plan; and

•

Registration Statement No. 333-232673, filed with the SEC on July 16, 2019, as amended by Post-Effective Amendment No. 1 filed with the SEC on July 20, 2020, relating to the registration of shares of Common Stock for issuance under the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan and the 2023 Plan.

On November 26, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 24, 2025, by and among the Registrant, Calabrio, Inc., a Delaware corporation (“Parent”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 26th day of November, 2025.

VERINT SYSTEMS INC.

By:	/s/ Peter Fante
Name: Peter Fante
Its: Chief Administrative Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933.

2